                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
NaviSite, Inc.

   We consent to incorporation by reference in the registration statement No. 333-89987 on Form S-8 of NaviSite, Inc. of our report dated September 19, 2000, relating to the consolidated balance sheets of NaviSite, Inc. and subsidiary as of July 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the fiscal years in the three-year period ended July 31, 2000, and our report dated September 19, 2000 relating to the consolidated financial statement schedule, which reports are included in the July 31, 2000 annual report on Form 10-K of NaviSite, Inc.

                                          /s/ KPMG LLP

Boston, Massachusetts
October 30, 2000